UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DIRTT CHANGE IS WELL UNDER WAY. DON’T STOP DIRTT’S MOMENTUM. DIRTT’s refreshed and highly qualified Board has built meaningful momentum to position the Company for growth and deliver shareholder value. Do not risk the progress we are making by supporting 22NW’s nominees. Stick with change you can trust. Keep the momentum going. Vote only the BLUE proxy FOR DIRTT’s Board. Voting is fast and easy. Deadline to vote is 10:00 a.m. (MDT) on Friday, April 22, 2022. Annual and Special Meeting of Shareholders Tuesday, April 26, 2022

rzx™E choice DIRTT’S DIRTT’s Refreshed, Highly Qualified, Deeply Committed and Diverse Board over 22NW’sinexperienced, underqualified, handpicked predominantly male slate. Thanks to DIRTT’s refreshed and highly qualified Board, the company is more focused, strategic and flexible, positioning itself for growth in a rapidly changing market. Replacing any member of the board with an unqualified director can fracture the company and lose the progress we have made. Vote the BLUE proxy FOR SLATE Charlie Chiappone, Michael T. Ford, Denise E. Karkkainen, Shauna R. King, Todd W. Lillibridge, James (Jim) A. Lynch and Diana R. Rhoten to help the success of DIRTT and your investment. 2 Vote Your BLUE Proxy Today. For Help Voting, Contact Kingsdale Advisors at 1-866-851-2743

Held public company executive officer positions Hold ICD.D designation Members of National Association of Corporate Directors & Institute of Corporate Directors Four new members joined in last two years; others with institutional knowledge of company Strategically leading / refocusing company to improve financial performance Committed to DIRTT’s success and increased share ownership Majority independent Strong diversity with 37.5% female representation Nominees with: INADEQUATE direct industry experiences INADEQUATE relevant work experiences INADEQUATE experience in real estate, interior construction or software None have held executive officer positions at any public company Majority with no public company board experience Nearly all-male slate targeting the removal of three female directors and seeking control of the ENTIRE BOARD No disclosed plan for the company; instead advocating for ‘stay-the-course’ agenda

Letter to Shareholders

Of DIRTT Environmental Solutions Ltd. ("DIRTT" or the "Company")

Dear Fellow Shareholders,

We are at a pivotal moment in DIRTT's journey – and the Company's future is in your hands.

DIRTT has momentum and is now well positioned for future growth and to empower people with agile environments that flourish in times of change. A refreshed and highly qualified board of directors (the "Board") with wide-ranging and specifically chosen complementary skill sets has responded to feedback from major shareholders and is strategically and actively refocusing the Company to improve financial performance and enhance shareholder value.

DIRTT is becoming more focused, more strategic and more responsive to the changing market. Our partners and customers are noticing, and they're coming to us with new and distinct opportunities. Our employees are excited to be on a high-performing team once again. Change is well underway.

That's why the vote before you is the last place we wanted to be. At this critical time, 22NW Fund, LP ("22NW") – has launched a needless, costly and time-consuming attack on DIRTT and its progress.

DIRTT has made every effort to achieve a settlement, but 22NW has refused. Why?
22NW has not disclosed a plan.

22NW has articulated no plan and vision for the Company. They are stuck in the past and are continuing to push a status quo and a 'stay-the-course' agenda.

While there are lots of people with impressive resumes, only a select few have the experience and skill set DIRTT requires at this critical juncture. This is not a time to be learning on the job. The DIRTT Board is made of people who have experience actually operating businesses that are relevant to DIRTT. They've 'seen that, done that', know what is required in a very unique industry, and have proven that they can function together at a high level.

The Choice is Clear

Choose DIRTT's highly qualified and specifically selected Board that is in the middle of executing on a plan to restore growth and profitability over an underqualified and inexperienced slate.

You have the power to keep DIRTT's momentum going. Vote FOR DIRTT's Board to secure DIRTT's future success and to protect your investment.

4 | Vote Your BLUE Proxy Today. For Help Voting, Contact Kingsdale Advisors at 1-866-851-2743

DIRTT's Refreshed and Highly Qualified Board

22NW claims "board refreshment" as a key reason for this unnecessary and costly proxy fight but the practical effect of this is a "board *takeover*" by Mr. English and his slate of nominees who just aren't up to the job. The 22NW nominees simply do not have the collective experience or skill set needed to replace DIRTT's strategically selected directors.

22NW ignores the fact that DIRTT has been focused on thoughtful, strategic board refreshment for years through a competitive, international search process. This has resulted in the appointment of four new, highly qualified directors in the last 20 months, plus the identification of a fifth new director nominee who will add industry knowledge and expertise as well as a fresh perspective to the Board. The result is a Board with complementary experience and a common commitment to take the action needed to move DIRTT forward just as the world re-emerges from the pandemic.

The Board now has the right mix of individuals with functional expertise unique to DIRTT. As a group, they provide the right balance of stability in a time of transition – thanks to Todd's and Denise's tenure and in-depth knowledge of the Company, a key factor for why DIRTT was able to pivot and strategically refocus so rapidly – with fresh and forward-looking ideas from our new directors to position us for an even stronger future.

Adding unqualified directors to DIRTT's methodically and strategically refreshed Board will only fracture and damage the Company, reversing the progress we have made. DIRTT needs a team of directors who complement – not detract from – each other and are focused on execution not educating themselves on the job. Staying the course is not an option, and stalling forward momentum with a wholesale replacement of the Board will squander a rare opportunity.

That's why we recommend you only vote FOR the following directors at DIRTT's Annual and Special Meeting of Shareholders on Tuesday, April 26, 2022 at 10:00 a.m. MDT (the "Meeting").

- ✓ **Charlie Chiappone**
- ✓ **Denise E. Karkkainen**
- ✓ **Todd W. Lillibridge**
- ✓ **Diana R. Rhoten**
- ✓ **Michael T. Ford**
- ✓ **Shauna R. King**
- ✓ **James (Jim) A. Lynch**

A High-Calibre Team Strategically Assembled for the Challenges Ahead

A successful Board is one that deeply understands the business and can oversee the strategic steps required to create meaningful improvements in performance. This requires strong governance knowledge, diversity of views, financial expertise, capital markets experience, and an understanding of internal controls and business transformation, in addition to being credible and having the ability and willingness to devote the necessary time to be an active and engaged director. **DIRTT's strong slate of diverse nominees have this exact mix, which is then bolstered by their experience in construction, real estate, manufacturing, design and product innovation.**

By contrast, 22NW's nearly all-male slate even with its recent change has an insufficient understanding of DIRTT's business and insufficient public company experience. To put the company into the hands of largely untested directors during this pivotal time – or at any time – would be irresponsible and disastrous, especially when they have not articulated any plan on how they would improve the Company's performance and instead have advocated for a 'stay-the-course' agenda.

Vote Your BLUE Proxy Today. For Help Voting, Contact Kingsdale Advisors at 1-866-851-2743 | 5

IN THE LAST TWO MONTHS, your Board has: Replaced the CEO with an Interim CEO while actively searching for a suitable permanent CEO; Reduced our fixed operating expenses by 14%; Revised our pricing strategy; Reconfigured and rationalized our manufacturing footprint; Completed an 18% reduction in salaried workforce; Strengthened our relationships with our partners. your Board is: Sharpening our sales focus on high-margin products; Continuing its ongoing expansion of strategic account initiatives; Streamlining how we go to market and rebranding and repositioning DIRTT. More specifically, by restoring management’s focus on key strategic pillars of product innovation, manufacturing excellence and commercial execution, the Company has achieved: Manufacturing excellence by expanding aluminum manufacturing at its Calgary and Savannah facilities, while closing manufacturing at the Phoenix facility. The move is expected to result in a net headcount reduction of approximately 26, and annualized cost savings of approximately $2.4 million. DIRTT is also expanding the capabilities at its Rock Hill panel plant to add Thermofoil panel, which will reduce shipping time and cost for Thermofoil panels to customers located in the East and Midwest. In aggregate, these changes equip DIRTT to produce up to $500 million in product revenue annually from the reduced, more resilient manufacturing footprint. This is the first of several capability enhancements that were envisioned when the Rock Hill plant was launched last year. Commercial execution by establishing the DIRTT Partnership Advisory Council to provide a greater link between the Company and its clients and partners. The DIRTT Partnership Advisory Council will offer its advice on such matters as sales and marketing effectiveness, product issues and new market needs, market conditions, competitive landscape, marketing and support. Product innovation by introducing a product development filter to focus the number of new designs, allowing for greater IN THE LAST TWO MONTHS, your Board has: Replaced the CEO with an Interim CEO while actively searching for a suitable permanent CEO; Reduced our fixed operating expenses by 14%; Revised our pricing strategy; Reconfigured and rationalized our manufacturing footprint; Completed an 18% reduction in salaried workforce; Strengthened our relationships with our partners. your Board is: Sharpening our sales focus on high-margin products; Continuing its ongoing expansion of strategic account initiatives; Streamlining how we go to market and rebranding and repositioning DIRTT. More specifically, by restoring management’s focus on key strategic pillars of product innovation, manufacturing excellence and commercial execution, the Company has achieved: Manufacturing excellence by expanding aluminum manufacturing at its Calgary and Savannah facilities, while closing manufacturing at the Phoenix facility. The move is expected to result in a net headcount reduction of approximately 26, and annualized cost savings of approximately $2.4 million. DIRTT is also expanding the capabilities at its Rock Hill panel plant to add Thermofoil panel, which will reduce shipping time and cost for Thermofoil panels to customers located in the East and Midwest. In aggregate, these changes equip DIRTT to produce up to $500 million in product revenue annually from the reduced, more resilient manufacturing footprint. This is the first of several capability enhancements that were envisioned when the Rock Hill plant was launched last year. Commercial execution by establishing the DIRTT Partnership Advisory Council to provide a greater link between the Company and its clients and partners. The DIRTT Partnership Advisory Council will offer its advice on such matters as sales and marketing effectiveness, product issues and new market needs, market conditions, competitive landscape, marketing and support. Product innovation by introducing a product development filter to focus the number of new designs, allowing for greater

22NW has conducted themselves with a lack of transparency throughout this entire process. Don’t be fooled. Shareholders should be very worried what a first-time emerging fund manager’s approach to board refreshment will mean for their investment. 22NW has articulated no plan to improve Company performance. They only provided boilerplate reasons to justify their demand for drastic Board changes, without indicating what their plan is for the Company following those proposed changes. Why? Because Mr. English’s lack of experience means his only option - the option he had lobbied management for - is to ignore feedback from other shareholders looking for change and instead stay the course. Unlike typical proxy contests, this is one where the Board is seeking change and the activist is pushing for status quo which has already proven to be ineffective. The fact Mr. English is content to continue down the same path exposes his lack of experience and lack of familiarity with DIRTT and its industry. 22NW has impeded Company progress with their ‘stay-the- course’ strategy in complete misalignment with DIRTT’s Board and other major shareholders. For more than six months, the Board had been working with management to proactively respond to cash-flow concerns, excess capacity, and a sales effort that appeared to have more potential than shown in the results. Contrary to the view of the Board and other major investors waiting to see changes, 22NW encouraged management to stay the course and maintain status quo. It was during this same time that 22NW opposed DIRTT’s critical November financing but offered no alternative. The Board responded by establishing a special committee to review executive performance and to embark on a bold change agenda that is contrary to 22NW’s stated preference to stay the course. Our February 22, 2022 announcement highlights the changes this Board fought for, and this is just the beginning. 22NW has initiated this fight at the expense of DIRTT’s shareholders. 22NW is proposing to replace the entire Board of DIRTT’s highly qualified directors without articulating any plan on how 22NW’s nominees could improve company performance. This drastic initiative was totally unnecessary. The Board unanimously determined that an off-cycle, ad hoc appointment of Mr. English was not in the best interest of the Company, particularly at a time when the Board was focused on implementing the change now underway, and therefore told Mr. English his candidacy would be considered in February 2022. Unfortunately, Mr. English was unwilling to wait and as a 22NW has conducted themselves with a lack of transparency throughout this entire process. Don’t be fooled. Shareholders should be very worried what a first-time emerging fund manager’s approach to board refreshment will mean for their investment. 22NW has articulated no plan to improve Company performance. They only provided boilerplate reasons to justify their demand for drastic Board changes, without indicating what their plan is for the Company following those proposed changes. Why? Because Mr. English’s lack of experience means his only option - the option he had lobbied management for - is to ignore feedback from other shareholders looking for change and instead stay the course. Unlike typical proxy contests, this is one where the Board is seeking change and the activist is pushing for status quo which has already proven to be ineffective. The fact Mr. English is content to continue down the same path exposes his lack of experience and lack of familiarity with DIRTT and its industry. 22NW has impeded Company progress with their ‘stay-the- course’ strategy in complete misalignment with DIRTT’s Board and other major shareholders. For more than six months, the Board had been working with management to proactively respond to cash-flow concerns, excess capacity, and a sales effort that appeared to have more potential than shown in the results. Contrary to the view of the Board and other major investors waiting to see changes, 22NW encouraged management to stay the course and maintain status quo. It was during this same time that 22NW opposed DIRTT’s critical November financing but offered no alternative. The Board responded by establishing a special committee to review executive performance and to embark on a bold change agenda that is contrary to 22NW’s stated preference to stay the course. Our February 22, 2022 announcement highlights the changes this Board fought for, and this is just the beginning. 22NW has initiated this fight at the expense of DIRTT’s shareholders. 22NW is proposing to replace the entire Board of DIRTT’s highly qualified directors without articulating any plan on how 22NW’s nominees could improve company performance. This drastic initiative was totally unnecessary. The Board unanimously determined that an off-cycle, ad hoc appointment of Mr. English was not in the best interest of the Company, particularly at a time when the Board was focused on implementing the change now underway, and therefore told Mr. English his candidacy would be considered in February 2022. Unfortunately, Mr. English was unwilling to wait and as a

The Way Forward Ensuring the success of DIRTT and your investment means you need a Board that was specifically brought together to seize the opportunity we have today. One that has the experience, the skill sets, and the right mix of historical knowledge and fresh perspectives to continue the high-performance transformation that has already begun, and to continue to push the Company forward in its financial performance and toward profitability. For further details on DIRTT’s plan, 22NW’s disruptive actions and why our slate of nominees is the right Board to propel the Company into its next phase, please see “Discussion of DIRTT’s Position” and “Shareholders’ Q&A Relating to the Requisition”. Protect Your Investment Choose DIRTT’s Recommended and Refreshed Board Vote the BLUE proxy FOR DIRTT’s nominees. Your vote is critical no matter how many shares you own. We encourage you to vote well before the deadline of 10:00 a.m. (MDT) on Friday, April 22, 2022. Voting is fast and easy. If you have any questions or need help voting, please contact Kingsdale Advisors: 1-866-851-2743 (toll-free within North America) 1-416-867-2272 (outside of North America) Email: contactus@kingsdaleadvisors.com. Sincerely, Todd W. Lillibridge, Board Chair and Interim President and Chief Executive Officer Michael T. Ford, Interim Lead Director Charlie Chiappone, Director Denise E. Karkkainen, Director Shauna R. King, Director James (Jim) A. Lynch, Director Diana R. Rhoten, Director

Meet DIRTT's Board

Industry leaders with complementary, multi-disciplinary expertise and unique industry-specific, world-class capabilities precisely selected to drive DIRTT forward and deliver shareholder value.

DIRTT's Board exemplifies the concept of the whole being much more than the sum of its parts.

The process of building the right Board for DIRTT has been centered around a thorough understanding of the Company's specific needs today and into the future. Informed by key stakeholders (including DIRTT's management), the Board was intentionally composed of individuals with unique but complementary professional experience and personal characteristics. All Board members were recruited and vetted through an international search process led by a New York-based global search firm, a process which involved candidate assessment against DIRTT's well-established Board skill matrix.

Put quite simply, DIRTT believes it now has the best of the best – including the newly nominated Mr. Chiappone. DIRTT will have appointed five new top-notch individuals to the Board in less than two years, and has seamlessly transitioned three of four Board leadership positions, including Board Chair.

This is the right team specifically assembled to the keep DIRTT's momentum going.

Board of Directors



Todd W. Lillibridge
Board Chair, Interim CEO
Director Since: 2017

One of Healthcare Real Estate's Most Experienced and Respected Executives

Todd is an admired healthcare industry thought leader with extensive executive management experience including enterprise leadership, strategic planning, capital markets, facility development and property operations.

Todd spent his career building an $8 billion enterprise within the healthcare industry – one of DIRTT's verticals with the greatest growth potential. He is a founder who institutionalized an entire asset class in healthcare real estate by creating one of the nation's largest medical office and outpatient platforms in the United States spanning over 30+ states and 200+ markets, with over 400 of the most admired hospitals and health systems in the country. Todd's network reaches deep into large, institutionally owned enterprises, public companies, private and public boards, including two of the nation's leading academic medical centers – Rush University Medical Center and Medical University of South Carolina. He also serves as a Senior Advisor to Blackstone Real Estate Services, LLC.

Since becoming interim CEO in January 2022, Todd and the refreshed Board have begun to rapidly restore management's focus on DIRTT's strategic pillars. Leveraging Todd's hands-on leadership approach, he immediately began executing an optimization plan which included reducing the fixed cost structure by 14%, eliminated 18% of the salaried workforce and, at the same time, placed an intense focus on top line revenue growth. Included in the 90-day optimization plan are initiatives to better enable DIRTT's partner network to generate incremental revenue, and expand strategic account effectiveness to secure larger scale revenue opportunities, while simultaneously launching a strategic marketing plan and rebrand.

As DIRTT undertakes its ambitious growth agenda, Todd's knowledge of the healthcare industry and national client relationships, and his healthcare real estate expertise and track record, remain vital to the Company's success.

Vote Your BLUE Proxy Today. For Help Voting, Contact Kingsdale Advisors at 1-866-851-2743 | 9

Michael T. Ford
Interim Lead Director
Director Since: 2020

Microsoft's Real Estate Expert

Michael brings over 20 years of global, business, financial management and technology experience to DIRTT's boardroom table.

As Corporate Vice President of Global Real Estate & Security at Microsoft, Michael leads a global team of real estate and security professionals responsible for delivering connected, accessible and sustainable workplaces at one of the most advanced and respected organizations on the planet.

Under his focus and leadership, Michael and his team enable every person and organization at Microsoft to achieve more through the delivery of environments that foster collaboration, inspiration, productivity, creativity and a growth mindset.

Michael oversees the entire real estate life cycle from planning to delivery, as well as operations and security for Microsoft's worldwide, multi-billion-dollar real estate portfolio, which covers over 40 million square feet, across 113 countries, supporting more than 200,000 employees globally. Michael brings an extraordinary expertise and skillset to the DIRTT team as well as being an "audit committee financial expert" within the meaning of SEC regulations.



Charlie Chiappone
Director Since: NA

Bringing a Wealth of Industry Expertise to DIRTT

With more than 25 years of experience spanning product development, marketing and operations in the plastics, silicone, steel and commercial construction industries, Charlie brings a rich blend of functional expertise and executive leadership.

Charlie has most recently served as Senior Vice President, Ceilings and Wall Solutions, at Armstrong World Industries, Inc. (retiring April 1, 2022), an internationally renowned leader in the design and manufacture of walls, ceilings and suspensions systems, where Charlie played a pivotal role in developing strategic, driven leaders dedicated to the growth of the company. Prior to his work at Armstrong, Charlie was the President and CEO of Alloy Polymer, Inc., a global plastic manufacturer where he led extensive strategic growth and continuous improvement initiatives.

Charlie has the knowledge to hit the ground running with DIRTT's Board and further reflects DIRTT's best-in-class approach to Board renewal.



Denise E. Karkkainen
Director Since: 2015

Strategic, Real Estate and Governance Leader

An accomplished and recognized leader with over 30 years of experience in developing, owning and managing commercial real estate in public and privately owned companies in Canada and the United States, Denise has a deep understanding of what developers, owners and tenants value in their built environment. She has direct, first-hand knowledge of the power of DIRTT's solutions and how transformative it is for the many stakeholders involved throughout the entire life cycle of interiors.

Denise is also a governance expert with deep experience leading transformational change. Identifying early on the need to re-shape DIRTT's Board from that of a founder-led organization to one of a publicly traded company with potential to reach revenues of over $500 million, Denise is the architect behind DIRTT's multi-year Board refreshment process. Under her leadership, DIRTT appointed four new, highly-qualified directors in less than two years, each of whom were specifically selected to drive the Company forward, and executed a carefully planned Board leadership transition resulting in the appointment of a new Board Chair and two new Committee Chairs, all of whom are imminently qualified in their new roles.

Denise has led and overseen critical elements of the ongoing transformation of DIRTT. Her leadership and deep knowledge of DIRTT's business, customers and history has allowed for a seamless transition during a time of rapid change positioning the Company for long-term growth and success.

As DIRTT continues to move forward, Denise's wide perspective on the Company, its industry and its history is vital to ensuring the right choices are made going forward.

10 | Vote Your BLUE Proxy Today. For Help Voting, Contact Kingsdale Advisors at 1-866-851-2743

Shauna R. King
Director Since: 2020

Pepsi's Transformation Leader

Shauna is a highly qualified, results-driven management executive, officer and seasoned board member with proven P&L accountability and broad-based experience in general management, strategy, finance, accounting, sales, marketing, business transformation and information technology. Her decades of success have come both as part of management teams and in the boardroom.

Shauna has extensive cross-functional leadership experience at two of the most well-known and respected organizations in the world. At Yale University, she was Vice President of Finance and Business Operations and a member of the Yale Investment Committee. At PepsiCo, Inc., Shauna served as President of PepsiCo Business Solutions Group, Global Chief Information Officer and Chief Transformation Officer. Shauna is an "audit committee financial expert" within the meaning of SEC regulations and has served as Chair of the Audit Committee on several boards, including DIRTT. As a member of the National Association of Corporate Directors she is well versed in governance and compliance issues.

Shauna's senior leadership experience with a Fortune 100 company provides a solid foundation for DIRTT's transformation into a bigger, better, more valuable company.



James (Jim) A. Lynch
Director Since: 2021

Product and Services Innovator

An accomplished technology leader, Jim brings to DIRTT over 30 years of strategic leadership experience in product development, product management, marketing, sales and customer success.

As Senior Vice President and General Manager of Autodesk Construction Solutions, Jim oversees the company's efforts to create and deliver products and services to accelerate the construction industry's transformation from analog-based processes to digital workflows. Prior to leading Autodesk Construction Solutions, Jim was a key contributor in scaling Revit into one of Autodesk's flagship products and establishing BIM as an AEC industry standard.

With deep expertise in B2B technology tailored for the construction industry, Jim has unique visibility into the market of DIRTT's proprietary ICE software and DIRTT's customers.



Diana R. Rhoten
Director Since: 2021

ESG and Change Management Leader

A proven and recognized strategic leader, Dr. Diana Rhoten is an ESG (environmental, social and governance) expert with extensive corporate, consulting, organizational development, change management and business design experience, particularly during complex moments of strategic growth and change.

Diana is currently a Design and Innovation Strategist at ∂ifferential Design, a strategy consulting firm. Prior to that, as Managing Director at IDEO, a $150 million global design and innovation firm, she returned the firm's New York office to financial profitability in her first year. Diana's experience also includes her role as Chief Strategy Officer at Amplify, an education technology subsidiary of News Corp. where she was responsible for integrating that $400 million venture as well as creating and executing Amplify's brand and business strategy. She has led, advised and consulted with a full spectrum of companies from accelerator-funded start-ups to the most sophisticated Fortune 500 covering financial services, healthcare, higher education, government, media and technology sectors, three of which are among DIRTT's four key verticals. Diana's diverse advisory and board experience in the education, health, media and technology sectors includes serving as Chair and member of various committees.

As ESG demands from the market, shareholders and regulators intensify and understanding the needs of DIRTT's customers becomes more complex, Diana is the leading change agent DIRTT needs in order to stay ahead in the market.

Vote Your BLUE Proxy Today. For Help Voting, Contact Kingsdale Advisors at 1-866-851-2743 | 11

With three women and one racially diverse individual, the Board strongly reflects the recognition by business and thought leaders around the world that diversity in all its forms brings about more robust and appropriately considered decisions. Perhaps most importantly, all of these directors share a common philosophy - to act transparently in the best long-term interest of the Company and ALL of its shareholders and stakeholders. Every single one of the directors on your Board has real-world experience successfully operating businesses directly relevant to DIRTT. As a group, they make the right decisions for the right reasons because they have the right experience. They are decisive and action-oriented because they have the right chemistry. They know the next move because they have the right mix of fresh perspectives and the wisdom that comes with historical knowledge of the business. The foresight of your Board - THIS Board - identified the need for DIRTT to re-calibrate during a pandemic-induced slump and acted boldly by implementing visible and measurable changes throughout the entire Company. DIRTT finally has momentum again because of the leadership of your Board. Keep DIRTT’s momentum going. Vote only your BLUE proxy FOR DIRTT’s Board

Discussion of DIRTT's Position

The future of DIRTT is at stake. Please vote the **BLUE** proxy **FOR** the election of the following nominees to our Board at the Meeting:

- ☑ Charlie Chiappone
- ☑ Denise E. Karkkainen
- ☑ Todd W. Lillibridge
- ☑ Diana R. Rhoten
- ☑ Michael T. Ford
- ☑ Shauna R. King
- ☑ James (Jim) A. Lynch

Change is well underway at DIRTT. We are on the right track and the Board is focused on accelerating and executing our key strategic pillars of product innovation, manufacturing excellence and commercial execution.

Over the past two years, DIRTT has faced a number of challenges, including an unexpected and prolonged worldwide pandemic, which ultimately led to a decline in our share price and affected our liquidity. The Board accepts that many shareholders have not been pleased with the performance of the Company to date, and is working hard to take steps to move the Company forward in a positive direction.

With a new and experienced Interim Chief Executive Officer in place and an active search for a suitable permanent Chief Executive Officer underway, the Board remains focused on stabilizing and growing the Company. We believe the combination of a new permanent Chief Executive Officer and Todd Lillibridge, one of the most respected names in the healthcare real estate market, as Chair, will be a formula for success. With the change in leadership has come a renewed energy and focus on cost discipline and our core business. In a short period, a number of accretive opportunities have been confirmed and are being delivered on by management and the Board.

The changes that we have recently announced have been impeded for several quarters by the conduct of 22NW due to its unwavering support for the status quo by actively encouraging previous management to "stay the course" on a plan that was ineffective and repeatedly questioned by the Board, plus the initiation of a costly and unnecessary proxy fight to replace the independent directors of the Company. Nevertheless, the Board remains focused on moving the Company forward.

Because of the recent financing (which 22NW strongly opposed), we have a healthy balance sheet and, with appropriate oversight of the current change agenda by management and the current Board, we believe this will allow us to be profitable and realize the Company's full potential.

The Board has already undertaken several initiatives as announced on February 22, 2022, to enhance Company performance and shareholder value, focused on innovation, manufacturing excellence and commercial execution.

As we identify new market drivers, evolving customer needs and an opportunity to be a stronger partner to the design and build ecosystem, we are rebranding and repositioning DIRTT for future growth. The evolution of the Company and its value will be reflected in shifting from being a market disruptor to an enabler, with an emphasis on elevating our clients and the outcomes they are able to achieve with DIRTT's construction system. With changes already underway, the formal rebrand will be launched in late Q2 2022, supported by a new go-to-market strategy, new sales tools, a comprehensive digital experience, and national and regional campaign efforts.

Vote Your BLUE Proxy Today. For Help Voting, Contact Kingsdale Advisors at 1-866-851-2743 | 13

The 22NW Requisition

On November 17, 2021, 22NW delivered a requisition to replace six of our seven current directors. Since then, the Company has made numerous attempts to engage in constructive discussions with 22NW and its principal, Mr. English. Rather than accepting any of the Company's repeated invitations on December 10, 2021, January 4, 2022 and January 7, 2022 to meet to negotiate on a without-prejudice basis, 22NW responded by issuing press releases and delivering settlement proposals on terms our Board could not accept.

It has been four months since 22NW announced its desire to change the Board and it still has not articulated its plans for the Company. Unlike typical proxy contests, this is one where the board is seeking change and the activist is seeking to maintain the status quo which has already proven to be in need of adjustment and refocus. As a result, 22NW has only offered boilerplate reasons to justify their demand for control of the Board. They do not provide any indication of what their plan for the Company is after such proposed drastic change.

On March 11, 2022, DIRTT's Board received a letter from 22NW's counsel to confirm that DIRTT did not plan to change the date of the Meeting which, of course, DIRTT had no plans to do. However, less than three hours later 22NW communicated it would be nominating seven individuals for election as directors instead of six and thereby seeking greater control – the entire Board. Notably, the 7th nominee was a female candidate to add to the other all male nominees. Board diversity is a basic concept in corporate governance.

22NW's assertion of changing the Board without disclosing any changes to the underlying business displays their lack of knowledge or judgment. Simply put, 22NW does not understand DIRTT or what it takes to run a public company.

14 | Vote Your BLUE Proxy Today. For Help Voting, Contact Kingsdale Advisors at 1-866-851-2743

Our Board is Superior to the 22NW Slate

22NW pushes for "Board refreshment" as a key reason for this unnecessary and costly proxy fight, while ignoring the fact that DIRTT has already had a comprehensive Board renewal process underway since 2017 which has most recently resulted in four new qualified and experienced directors being appointed in the last 20 months, with a fifth nominee being put forth at the Meeting. This renewal process is supported by robust analysis of the functional, experiential and personal attributes required to add value in the context of DIRTT's strategic priorities. In each instance, a highly respected New York-based search firm conducted an international search which provided the Nominating and Governance Committee with a breadth of highly qualified individuals from which to make a thoughtful and well-informed selection. **This Board now has the right mix of diversity, skills and expertise that has been specifically and thoughtfully curated just for DIRTT.**

What DIRTT needs now, more than ever, is stability, which DIRTT has in its slate of strong, diverse nominees with relevant skills, qualifications and experience who have been carefully selected with reference to the Company's director skills matrix.

More specifically, DIRTT's nominees have the ideal mix of institutional knowledge and fresh perspectives collectively underpinned by experience in construction, real estate, manufacturing and innovation with strong financial and governance acumen.

In comparison, 22NW and its nearly all-male slate of nominees does not have a clear understanding of DIRTT's business, and possesses insufficient public company experience. To put the Company into the hands of untested directors during this pivotal period, or at any time, could be disastrous.

The Canadian Coalition for Good Governance ("CCGG") notes in its gender diversity policy:

"CCGG assumes that board gender diversity, as well as diversity in all forms, is a good idea and that increasing board diversity improves the quality of boards – one of CCGG's paramount concerns and a concern for all companies."

"Boards should also focus on having women in positions of power on the board, for example, on key committees or in the role of board or committee chair. The participation of women on the nominating committee, in particular, may be helpful in enhancing the search for suitable board candidates."

The Company recognizes the importance and value of this diversity and each DIRTT Board committee is currently chaired by a woman. DIRTT's board diversity is also consistent with the voting guidelines of the leading proxy advisors, Institutional Shareholder Services Inc. (ISS) and Glass, Lewis & Co., LLC.

By proposing the replacement of the entire DIRTT Board of Directors with its nearly all-male slate, 22NW is seeking control of the Board. The Company is open to having appropriately qualified shareholder representation on the Board. In fact, the Company has a history of appointing directors nominated by significant shareholders in circumstances where such appointments are beneficial to all shareholders. However, 22NW seeks full control of the Board with an underqualified slate and no disclosed business plan, all while holding only approximately 19% of the Company's equity.

Vote Your BLUE Proxy Today. For Help Voting, Contact Kingsdale Advisors at 1-866-851-2743 | 15

22NW and Aron English's Disclosure Vs. DIRTT's Momentum

22NW has issued a host of statements to the public, including in its proxy statement and news releases that omit facts in such a way that the Board believes makes the disclosure misleading.

Among other things, the misstatements and omissions of material facts include:

- Repeated misleading statements that the purpose of several meetings between Mr. English and the Company was to discuss "corporate governance" issues, when such meetings were actually focused on Mr. English's potential appointment to the Board; and

- Statements indicating that the Company denied Mr. English's candidacy for a Board seat, when in fact the Board had informed Mr. English that his candidacy would be considered in February 2022 consistent with the Board's customary review and selection process in connection with the 2022 annual meeting.

At some point, 22NW realized that their all-male, handpicked slate with minimal applicable experience was a problem. Conveniently, after 4 months with their all-male nominees, they recently added a nominee and as a result expect even more control – the entire Board.

22NW and Mr. English have already disclosed they will be claiming their costs associated with this needless altercation from your Company if they are successful in their attempt to replace the current directors of the Board.

The DIRTT Board has identified and put into a place a plan, which it is moving forward by restoring management's focus on DIRTT's key strategic pillars of product innovation, manufacturing excellence and commercial execution. In a short time, the Company:

- Has ***replaced the CEO*** with an Interim CEO while actively searching for a suitable permanent CEO;
- Has ***reduced*** our fixed operating ***expenses by 14%***;
- Has ***reduced salaried workforce by 18%***;
- Has ***revised our pricing strategy***;
- Has ***reconfigured and rationalized*** our manufacturing footprint;
- Is ***sharpening*** our sales focus on ***high-margin products***;
- Has ***strengthened our relationships*** with our partners;
- Is ***streamlining*** how we go to market; and
- Is ***rebranding and repositioning*** DIRTT.

We have the right people who understand the business and vision for the Company. To disrupt this process by bringing in a new slate of underqualified and inexperienced directors with no clear disclosed plan would hinder the path the Company is on and destroy shareholder value.

The Company has gone to great lengths to avoid this costly and unnecessary proxy fight, but given the objective and responsibility of the Board to act in the best interests of the Company and all our shareholders, we were left with no choice.

Despite the Company's numerous attempts to engage and negotiate, on December 10, 2021, January 4, 2022 and January 7, 2022 22NW refused those opportunities for a meaningful discussion to achieve a constructive resolution with the Company.

16 | Vote Your BLUE Proxy Today. For Help Voting, Contact Kingsdale Advisors at 1-866-851-2743

Shareholders' Q&A
Relating to the Requisition

1. Why is 22NW seeking to overtake the Board?

22NW and its underqualified, handpicked slate of predominantly male nominees have no disclosed plan to improve performance of the Company. When asked to wait to be considered as part of the Board election process for the 2022 annual general meeting, Mr. English refused and initiated the requisition instead. Because the Company's numerous documented attempts to engage and negotiate in December and January were declined, we have no more answers.

2. What is the difference between DIRTT's plan and the dissident's plan?

DIRTT has a plan. 22NW has not disclosed a plan.

DIRTT has a well-defined strategic plan, developed with the long-term interests of the Company and its stakeholders in mind, being overseen by a highly-qualified Board comprised of individuals with a track record of success. Additionally, with a new and experienced Interim CEO in place and an active search for a suitable permanent CEO underway, the Board is confident that its plan will lead to improved results based on manufacturing excellence, commercial execution and continued innovation. Despite the unnecessary distraction that the requisition has caused, the Board remains focused on the Company's business as its priority and is committed to engaging with all stakeholders as it moves forward with the execution of its plan.

22NW has disclosed no plan to date. 22NW's proxy statement merely cites some boilerplate reasons for the requisition commonly stated in most proxy fights, but does not reflect a clear vision or plan for how it could improve Company performance. Unlike typical proxy contests, this is one where the board is seeking change and the activist is seeking to maintain the status quo which has already proven to be in need of adjustment and refocus. The requisition by 22NW and Mr. English is being done at the expense of other shareholders. Moreover, it would appear that 22NW supported and actively encouraged the 'stay-the-course' plan favoured by previous management, which the Board vehemently disagreed with and which is misaligned with other shareholders wanting change. This resulted in a multi-month delay to the implementation of the changes necessary to improve the Company's performance and enhance shareholder value.

3. Is DIRTT in favour of shareholder representation on the Board?

Yes. In fact, the Company has a history of appointing directors nominated by significant shareholders in circumstances where such appointments are beneficial to all shareholders. The Company is open to having qualified directors on its Board. However, 22NW's slate of nominees are underqualified and have no clear understanding of DIRTT's business and insufficient public company experience. To put the Company into the hands of an untested group of directors who has presente no plan could be disastrous.

4. How many shares do the current directors of the Company own? Will they increase their ownership if elected?

As of March 14, 2022, the current directors of the Company collectively own over 635,000 shares and 361,000 deferred share units, each of which has a value equivalent to a common share of the Company. DIRTT now has the right people at all levels who understand the business and vision for the Company, and are committed to its success. In fact, our directors have increased their collective share ownership, with Todd Lillibridge personally owning more than twice the shares personally owned by Mr. English. All of the current directors have also elected to receive 100% of their compensation in deferred share units rather than cash, and the members of the senior executive team have all elected to receive a portion of their 2021 compensation in shares rather than cash.

Vote Your BLUE Proxy Today. For Help Voting, Contact Kingsdale Advisors at 1-866-851-2743 | 17

Could this proxy fight have been avoided? Yes, but 22NW has refused to conduct itself in a constructive manner. Our Board has made numerous attempts to accommodate 22NW’s views and end the proxy fight and remains open to a responsible settlement. Prior to receiving the requisition, the Board offered on two occasions to consider Mr. English’s candidacy as a director as part of the Board election process for the 2022 annual general meeting. Since receiving the requisition, the Board has made several attempts to negotiate with 22NW, including offering to have discussions on a without-prejudice basis on at least three separate occasions on December 10, 2021, January 4, 2022 and January 7, 2022, but 22NW has rebuffed our offers to meet and negotiate. 22NW is demanding a wholesale Board change with new, overall inexperienced directors. In doing so, 22NW completely ignores the need for any continuity to ensure successful execution of DIRTT’s strategic plan. 22NW’s demands also ignore the substantial Board refreshment that has already taken place in recent years, including the addition of Michael T. Ford, Shauna R. King, James (Jim) A. Lynch and Diana R. Rhoten within the past 20 months and the nomination of Charlie Chiappone to be considered at the Meeting. These individuals are all independent and bring a breadth of relevant experience and knowledge to the Board. Is the Board making changes now only in response to 22NW and the Requisition? No. Our strategic plan and efforts to implement changes to restore growth and profitability were well underway before 22NW initiated the requisition. The Board has been attempting to drive these changes, among others, for several quarters but was impeded by the unhelpful actions of 22NW in its support for the status quo plans and its efforts to obtain a Board seat for Mr. English. With a new Interim CEO in place and an active search for a permanent CEO underway, as well as a slate of highly-qualified and diverse directors, the Board is confident that DIRTT will be able to successfully execute on its plan to enhance Company performance and deliver value to all shareholders. Who should I contact for more information or assistance in voting my shares? Kingsdale Advisors is the Company’s strategic shareholder advisor and proxy solicitation agent and can assist you with any questions related to this Meeting. You can contact them at 1-866-851-2743 or contactus@kingsdaleadvisors.com

DIRTT Keep DIRTT’s momentum going. Vote only your BLUE proxy FOR DIRTT’s Board. Questions? Need Help Voting? North American Toll-Free Phone: 1-866-851-2743 Email: contactus@kingsdaleadvisors.com Fax: 416-867-2271 Toll-Free Fax: 1-866-545-5580 Outside North America, Banks and Brokers Call Collect: 416-867-2272 KINGSDALE Advisors